Exhibit 10.6

Continuing Agreement

For

Standby

Letters of Credit

This Agreement is between

Cubic Corporation

Cubic Defence New Zealand, Ltd.

Cubic Transportation Systems,

Australia PTY Ltd.,

Cubic Transportation Systems, Inc.,

Cubic Defense Applications, Inc.,

Cubic Simulation Systems, Inc.,

Cubic Applications, Inc.,

Cubic Transportation Systems, (India) Private Limited, and

JPMorgan Chase Bank, N.A.

and its subsidiaries and affiliates

CONTINUING AGREEMENT FOR

STANDBY LETTERS OF CREDIT

To induce JPMorgan Chase Bank, N.A. and/or any of its domestic or foreign subsidiaries or affiliates (individually and collectively, “Bank”), in its sole discretion, to issue for the account of the Applicant or for the account of the Account Party named in the Application, one or more standby letters of credit, or other independent undertakings from time to time at the request of the undersigned (individually and collectively, “Applicant”; jointly and severally, if more than one), Applicant agrees as to each letter of credit or undertaking (together with any replacements, extensions or modifications, a “Credit”, collectively, “Credits” ) as follows.

1.  Applications/Instructions.  Each request to issue a Credit (an “Application”) shall be irrevocable and in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication). Inquiries, communications and instructions (whether oral, telephonic, written, telegraphic, facsimile, electronic or other) regarding a Credit, each Application and this Agreement are each referred to herein as “Instructions” (and the term “Application” is subsumed within the term “Instruction”). Bank’s records of the content of any Instruction shall be conclusive. Applicant shall be responsible for the final text of a Credit notwithstanding Bank’s recommendation, assistance or drafting or Bank’s use, non-use or refusal to use text submitted by Applicant. Bank may transmit a Credit and any amendment thereto by S.W.I.F.T. message and thereby bind Applicant directly and as indemnitor to the S.W.I.F.T. rules, including rules obligating Applicant or Bank to pay charges.

2.  Payment Terms; Obligations Absolute.  (a) For each Credit, Applicant shall pay Bank: (i) the amount of each drawing paid by Bank under the Credit on demand, if under a sight draft and at least one Business Day prior to the date when payment is to be made under a time draft (or acceptance relating thereto) or deferred payment obligation; (ii) commissions, fees and charges in respect of the Credit (including, commissions and fees for issuance, transfer, assignment of proceeds, amendments and drawings and of any adviser, confirming institution or entity or other nominated person), at such rates, amounts and times as Bank and Applicant shall mutually agree (or if no agreement, the rate then customarily charged by Bank); (iii) interest on each amount  under this Agreement for each day from and including the date such payment is due through the date of payment, on demand, at a rate per annum (calculated on the basis of a 360 day year for the actual number of days elapsed) equal to the lesser of (A) Prime plus 4% and (B) the highest rate permitted by applicable law; (iv) Bank’s charges, costs and expenses (including reasonable internal and outside counsel fees, expenses and charges) incurred in connection with the protection or enforcement of Bank’s rights under this Agreement and any correspondent’s charges, with interest from the date paid or incurred by Bank through the date of payment by Applicant, on demand, at a rate per annum equal to Prime plus 4%; and (v) if as a result of any Regulatory Change, the Bank determines that the cost to the Bank of issuing or maintaining any Credit is increased, or any amount received or receivable by the Bank hereunder is reduced, or the Bank is required to make any payment in connection with any transaction contemplated hereby, then the Applicant shall pay to the Bank on demand such additional amount or amounts as the Bank determines will compensate the Bank for such increased cost, reduction or payment. “Regulatory Change” means any change after the date hereof in United States federal, state or foreign laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof. “Business Day” means any day on which commercial banks in New York City, New York are not authorized or required to be closed for business. “Prime” shall mean the rate of interest per annum announced by the Bank from time to time as its Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

(b) If the amount drawn under any Credit is in non-United States currency (“foreign currency”), Applicant shall pay under paragraph 2(a)(i) above the United States dollar equivalent of the amount computed at Bank’s selling rate, as of the date of Applicant’s payment, for cable transfers of such foreign currency to the place of payment; provided, further, that if, for any reason, Bank has no selling rate for cable transfers of that currency to such place on the payment date, Applicant shall pay Bank an amount in United States currency equivalent to Bank’s actual cost of settlement of its obligation.

(c) All payments shall be made in immediately available funds, free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, withholdings, set-off or other liabilities.  Applicant shall pay all withholding, stamp and other taxes or duties imposed by any taxing authority on payment under any Credit and this Agreement and shall indemnify Bank against all liabilities, costs, claims, and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any duty or tax.

(d) Bank may (but shall not be required to), without demand for payment or notice to the Applicant, and in addition to any other right of set-off which Bank may have, (i) debit any account or accounts maintained by Applicant with any office of Bank  (now or in the future) and set-off and apply (X) any balance or deposits (general, special, time, demand, provisional, final, matured, unmatured, contingent or absolute) in the account(s) and (Y) any sums due or payable from Bank, to the payment of any and all amounts owed by Applicant to Bank and/or (ii) advance funds to Applicant under any line of credit (committed or uncommitted) made available to Applicant by Bank and apply such funds to said payment obligations.

(e) Applicant’s payment obligations under this paragraph 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation: (i) any lack of validity, enforceability or legal effect of any Credit or this Agreement, or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Credit or other document presented for purposes of drawing under any Credit (“Drawing Document”) that does not comply in whole or in part with the terms of the applicable Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of such Credit; (iii) Bank or any of its branches or affiliates being the beneficiary of any Credit; (iv) Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Credit even if such Drawing Document claims an amount in excess of the amount available under the Credit; (v) the existence of any claim, set-off, defense or other right that Applicant or any other Person may have at any time against any beneficiary, any assignee of proceeds, Bank or any other Person; (vi) Bank or any correspondent having previously paid against fraudulently signed or presented Drawing Documents (whether or not Applicant reimbursed Bank for such drawing); and (vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing, that might, but for this paragraph, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Applicant’s obligations hereunder (whether against Bank, the beneficiary or any other Person); provided, however, that subject to paragraph 4 hereof, the foregoing shall not exculpate Bank from such liability to Applicant as may, be finally, judicially determined in an independent action or proceeding brought by Applicant against Bank following payment of Applicant’s obligations under this Agreement. “Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

3.  Amendment; Waiver.  Bank shall not be deemed to have amended or modified any term hereof, or waived any of its rights unless Bank consents in writing to such amendment, modification or waiver. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to such waiver, nor as to any continuance of a breach after such waiver.  Bank’s consent to any amendment, waiver, or modification does not mean that Bank shall consent or has consented to any other or subsequent Instruction to amend, modify, or waive a term of this Agreement or any Credit.

4.  Indemnification; Limitation of Liability.  (a) Applicant shall indemnify and hold harmless Bank, its parent, and correspondents and each of their respective directors, officers, employees and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including expert witness fees and legal fees, charges and disbursements of any counsel (including in-house counsel fees and allocated costs) for any Indemnified Person (“Costs”), arising out of, in connection with, or as a result of: (i) any Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender, or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Credit; (iii) any action or proceeding arising out of or in connection with any Credit or this Agreement (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Credit, or for the wrongful dishonor of or honoring a presentation under any Credit; (iv) any independent undertakings issued by the beneficiary of any Credit; (v) any unauthorized Instruction or error in computer transmission; (vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of letter of credit proceeds or holder of an instrument or document; (viii) the fraud, forgery or illegal action of parties other than the Indemnified Person; (ix) the enforcement of this Agreement or any rights or remedies under or in connection with this Agreement or any Credit; (x) the Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; (xi) Bank dishonoring any presentation upon or during the continuance of any Event of Default or for which Applicant is unable or unwilling to make any payment to Bank required under paragraph 2 above; and (xii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnified Person; in each case, including that resulting from Bank’s own negligence, provided, however, that such indemnity shall not be available to any Person claiming indemnification under (i) through (xii) above to the extent that such Costs are found in a final, non-appealable judgement by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Indemnified Person claiming indemnity. If and to the extent that the obligations of Applicant under this paragraph are unenforceable for any reason, Applicant shall make the maximum contribution to the Costs permissible under applicable law.  The Indemnified Person shall give Applicant reasonably prompt written notice of any written claim or demand for payment in connection with which such Indemnified Person is seeking indemnity from Applicant (each, a “Claim”).  Upon the written request of Applicant, the Indemnified Person shall consult with Applicant with respect to the defense and settlement of any Claim.

(b) The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of this Agreement or any Credit (or any pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to any direct damages suffered by Applicant that are caused directly by Bank’s gross negligence or willful misconduct in (i) honoring a presentation that does not at least substantially comply with a Credit, (ii) failing to honor a presentation that strictly complies with a Credit or (iii) retaining Drawing Documents presented under a Credit.  In no event shall Bank be deemed to have failed to act with due diligence or reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement, including paragraph 4(c) below. Applicant’s aggregate remedies against Bank and any Indemnified Person for wrongfully honoring a presentation under any Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Applicant to Bank in respect of the honored presentation in respect of such Credit under paragraph 2 above, plus interest. Notwithstanding anything to the contrary herein, Bank and the other Indemnified Persons shall not, under any circumstances whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether Bank or any Indemnified Person shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed. Applicant shall take reasonable action to avoid and mitigate the amount of any damages claimed against Bank or any Indemnified Person, including by enforcing its rights in the underlying transaction.  Any claim by Applicant for damages under or in connection with this Agreement or any Credit shall be reduced by an amount equal to the sum of (i) the amount saved by Applicant as a result of the breach or alleged wrongful conduct and (ii) the amount of the loss that would have been avoided had Applicant mitigated damages. If a Credit is to be governed by a law other than that of the State of New York, Bank shall not be liable for any Costs resulting from any act or omission by Bank in accord with the UCP or the ISP, as applicable, and Applicant shall indemnify Bank for all such Costs. “Standard Letter of Credit Practice” means, for Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Bank issued the applicable Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (i) of banks that regularly issue Credits in the particular city and (ii) required or permitted under the UCP or the ISP, as chosen in the applicable Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.  “UCP” means, Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 or No. 600, as applicable to any Credit and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.  If a Credit subject to UCP does not specify which revision is applicable, the Credit shall be subject to Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600.

(c) Without limiting any other provision of this Agreement, Bank and each other Indemnified Person (if applicable), shall not be responsible to Applicant for, and Bank’s rights and remedies against Applicant and Applicant’s obligation to reimburse the Bank shall not be impaired by: (i) honor of a presentation under any Credit which on its face substantially complies with the terms of such Credit; (ii) honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under any Credit or of any Drawing Documents; (v) disregard of any non-documentary conditions stated in any Credit; (vi) acting upon any Instruction which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (vii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (viii) any delay in giving or failing to give any notice; (ix) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; (x) any breach of contract between the beneficiary and Applicant or any of the parties to the underlying transaction;  (xi) assertion or waiver of any provision of the UCP or ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (xii) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the Standard Letter of Credit Practice applicable to it; (xiii) dishonor of any presentation upon or during any Event of Default or for which Applicant is unable or unwilling to reimburse or indemnify Bank (provided that Applicant acknowledges that if Bank shall later be required to honor the presentation, Applicant shall be liable therefor in accordance with paragraph 2 hereof); and (xiv) acting or failing to act as required or permitted under Standard Letter of Credit Practice (or in the case of other independent undertakings or guarantees, the UN Convention)  applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be. “Good Faith” means honesty in fact in the conduct of the transaction concerned. “UN Convention” means the United Nations Convention on Independent Guarantees and Standby Letters of Credit.

(d) Applicant shall notify Bank of (i) any noncompliance with any Instruction, any other irregularity with respect to the text of any Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction, within three (3) Business Days of Applicant’s receipt of a copy of such Credit or amendment and (ii) any objection Applicant may have to Bank’s honor or dishonor of any presentation under any Credit or any other action or inaction taken or proposed to be taken by Bank under or in connection with this Agreement or any Credit, within five (5) Business Days after Applicant receives notice of the objectionable action or inaction.  The failure to so notify the Bank within said times shall discharge Bank from any loss or liability that Bank could have avoided or mitigated had it received such notice, to the extent that Bank could be held liable for damages hereunder; provided, that, if Applicant shall not provide such notice to Bank within five (5) Business Days of the date of receipt in the case of clause (i) or ten (10) Business Days from the date of receipt in the case of clause (ii), Bank shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and Applicant shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against Bank. Applicant’s acceptance or retention of a Drawing Document presented under or in connection with any Credit (whether or not the document is genuine) or of any Released Merchandise shall ratify Bank’s honor of the presentation and preclude Applicant from raising a defense, set-off or claim with respect to Bank’s honor of such Credit.  Bank shall not be required to seek any waiver of discrepancies from Applicant or to grant any waiver of discrepancies which Applicant approves or requests. “Released Merchandise” means all Property referred to in or relating to the applicable Credit, released (including pursuant to a forwarders cargo receipt or by any other means whatsoever) or consigned to Applicant or any Person designated by Applicant in connection with such Credit. “Property” means all property of any kind whatsoever (now existing or hereafter acquired) including, without limitation, any and all right, title and interest of Applicant in any goods, equipment, inventory, money, documents, letters of credit, warehouse receipts, instruments, securities, security entitlements, financial assets, investment property, precious and base metals, chattel paper, electronic chattel paper, accounts, commercial tort claims, deposit accounts, general intangibles (including any claims for breach of contract, breach of warranty claims and any insurance policies and proceeds), letter of credit rights, choses in action and the proceeds of any and all thereof (including any and all of the aforesaid referred to in any Credit or the Drawing Documents relating thereto).

(e) Applicant will (i) comply with all foreign and domestic laws, rules and regulations (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to each Credit, the transactions underlying such Credit or Applicant’s execution, delivery and performance of this Agreement, (ii) cause all Released Merchandise to be insured against theft, fire and such other risks usually insured against in connection with the underlying transaction; (iii) permit Bank (or its representatives) to inspect and audit any Property with respect thereto upon reasonable notice; and (iv) to the extent not provided to Bank under other agreements, upon request, furnish Bank with Applicant’s most recent year-end, quarterly and monthly (if any), financial statements (as audited) and such other information as Bank shall reasonably request regarding the financial condition, business or operations of Applicant.  Further, the undersigned acknowledges and agrees to provide the Bank additional information, records, and documentation as requested by Bank, pursuant to the Bank’s programs enacted to comply with Section 326 of the USA Patriot Act, the applicable regulations promulgated thereunder, and the Bank’s Customer Identification Program and authorizes Bank to verify information as per the USA Patriot Act Regulation.

(f) Applicant acknowledges that this Agreement and each Credit is entered into (or will be entered into) for commercial purposes. To the extent that Applicant may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any Credit, to claim for itself or its revenues or properties any immunity from the jurisdiction of any court or from legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the extent that in any such jurisdiction there may be attributed to the Applicant any such immunity (whether or not claimed), Applicant hereby irrevocably agrees not to claim, and hereby waives, such immunity in respect of its obligations under this Agreement or any Credit.

5.  Representations and Warranties.  Applicant hereby represents and warrants as of the date of this Agreement (and with each Instruction for the issuance of a Credit represents and warrants as of the date of the Instruction) that: (a) it has all necessary power and authority to enter into and perform this Agreement; (b) it has obtained all authorizations, consents and approvals required for it to enter into and perform this Agreement in accordance with its terms; (c) this Agreement constitutes the legal, valid and binding obligation of Applicant, enforceable against it in accordance with its terms; (d) the execution, delivery and performance of this Agreement by Applicant does not and will not contravene (i) its charter, by-laws or other organizational documents, (ii) any order or writ binding on or affecting Applicant or its properties, or (iii) any agreement or arrangement to which Applicant is a party or by which it or its properties may otherwise be bound, the contravention of which agreement or arrangement would have a material adverse effect on Applicant; (e) the financial statements most recently furnished to Bank by Applicant fairly present the financial condition of Applicant in accordance with generally accepted accounting principles, and there has been no material adverse change in Applicant’s business, condition (financial or otherwise) or results of operation since the date of Applicant’s most recent annual financial statements; (f) no information now or hereafter furnished by Applicant to Bank in connection with this Agreement or any Credit is or shall be materially false or misleading when furnished; (g) there is no pending or threatened action which may materially adversely affect its financial condition or business or which purports to affect the validity or enforceability of this Agreement, any Credit or any transaction related to any Credit; and (h) Applicant is acting for itself and for no other Person or entity in requesting issuance of each Credit.

6.  Pledge and Assignment of Security.  (a) As security for the payment and performance of all obligations and liabilities of Applicant to Bank in respect of any and all Credits issued hereunder (if any) and under this Agreement, whether matured or unmatured, absolute or contingent, now existing or hereafter incurred (“Obligations”), Applicant hereby grants to Bank a continuing lien and security interest in, and pledges and assigns to Bank all of Applicant’s present and future right, title and interest in, to and under the “Charged Property” (as defined in that certain Charge over Cash Deposit dated as of the date hereof among Cubic Transportation Systems Ltd. and JPMorgan Chase Bank, N.A., as amended, restated, supplemented or otherwise modified from time to time (the “Charge over Cash Deposit”)) (the “Collateral”).

(b) Applicant shall hold all payments of the Obligations and all proceeds of Collateral in trust for Bank. Bank shall be deemed to have possession, custody or control of all Collateral actually in transit to or set apart for it (or any of its agents, correspondents or others acting in its behalf), it being understood that the receipt at any time by Applicant (or any of its agents, correspondents, or others acting in its behalf), of Collateral of whatever nature, including cash, shall not be deemed a waiver of any of Bank’s rights or powers.

(c) If at any time there shall occur and be continuing (i) any Event of Default, (ii) any material adverse change in the condition (financial or otherwise), business, operations or prospects of Applicant or any Person that has guaranteed or provided credit support for all or part of the Obligations (“Guarantor”), (iii) any action for a temporary restraining order, preliminary or permanent injunction, beneficiary wrongful dishonor action or the issuance or commencement of any similar order, action or event in connection with any Credit or any Drawing Document or this Agreement, which order, action or event may apply, directly or indirectly, to Bank or which otherwise threatens to extend or increase Bank’s contingent liability beyond the time, amount or other limit provided in such Credit or this Agreement; or (iv) any other event or condition which provides a basis for Bank in good faith to deem itself insecure, then, Applicant shall, upon Bank’s demand, deliver to Bank, as additional security for the Obligations, cash in an amount required by Bank.

(d) Bank is authorized to file financing statements, naming Applicant as debtor and Bank as secured party, with respect to any or all of the Collateral hereunder. Bank is authorized to take any action necessary to protect its rights in the Collateral.  Applicant will, at its own expense upon request by Bank from time to time, sign any other instrument or document (including any security agreement, or control agreement) and take any other action Bank may reasonably deem necessary or desirable to preserve, perfect, protect or maintain the Collateral and the priority of Bank’s security interest therein and to realize upon Bank’s rights and remedies as a secured party

(e) To the extent Bank honors a presentation for which Bank remains unpaid, Bank may assert rights of Applicant and Applicant shall cooperate with Bank in its assertion of Applicant’s rights against the beneficiary, the beneficiary’s rights against Applicant and any other rights that Bank may have by subordination, subrogation, reimbursement, indemnity or assignment.

(f) If Bank shall agree to honor (accept) Drawing Documents under a Credit on a time draft or deferred payment basis, Applicant shall not take possession of the Drawing Documents or the underlying Property except for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with such Property in a manner preliminary to its sale or exchange. An Instruction to release any such Drawing Document or Property shall be deemed a representation by Applicant to Bank that Applicant seeks such release for one of said purposes.  In each such case, Applicant immediately shall apply the sale proceeds of such Property to the Obligations relating to the applicable Credit.

7.  Events of Default; Obligations Due; Remedies.  (a) Each of the following shall be an “Event of Default” under this Agreement: (i) Applicant shall fail to pay any sum payable upon or in respect of any of the Obligations when due; (ii) Applicant shall fail to perform any agreement contained herein; (iii) Applicant or any Guarantor shall fail to pay any taxes when due and such taxes shall not be contested in good faith or the amount thereof reserved for in accordance with GAAP; (iv) there shall be commenced against Applicant or any Guarantor any proceeding for enforcement of a money judgment in excess of $10 million in aggregate, which proceeding shall not have been stayed within 60 days; (v) any statement made, or any information, report or Instruction furnished by or for Applicant to Bank contains any misstatement of a material fact or omits to state a material fact or any fact necessary to make any statement contained therein not materially misleading; (vi) the dissolution, termination or, if an individual, death of Applicant or a Guarantor; (vii) any indebtedness, obligation and/or liability of Applicant or a Guarantor to any Person, including but not limited to Bank, shall not be paid or performed when due or any event or condition shall occur that shall result in any indebtedness, obligation or liability becoming due prior to its scheduled maturity or settlement date or that permits (with or without the giving of notice, the lapse of time or both) the holder of such indebtedness or obligee to cause such indebtedness, obligation or liability to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity or settlement date; (viii) Applicant or any Guarantor shall contest the validity or enforceability of any guaranty supporting the Obligations; (ix) Applicant or any Guarantor shall become insolvent (however such insolvency may be evidenced or defined) or generally not be able to pay its debts as they become due, shall make a general assignment for the benefit of creditors, or shall suspend the transaction of its usual business or be expelled or suspended from any exchange, or if an application is made by any judgment creditor of Applicant or a Guarantor for any order directing Bank to pay over money or to deliver other property, or a petition in bankruptcy shall be filed by or against Applicant or a Guarantor or any proceeding shall be instituted by or against Applicant or a Guarantor which is not dismissed within 60 days thereafter for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extensions or if any governmental authority or any court at the instance of any governmental authority shall take possession of any substantial part of the property of Applicant or any Guarantor or shall assume control over the affairs or operations of Applicant or any Guarantor, or if a receiver or custodian shall be appointed for, or a writ or order of attachment or garnishment shall be issued or made against, any of the property or assets of Applicant or a Guarantor or Applicant or a Guarantor shall indicate that any of the foregoing has occurred or will occur; or (x) there shall occur in one or a series of transactions (A) the sale or transfer of, or the creation or assertion of a lien over, a substantial portion of the assets of Applicant or of any Guarantor, (B) any transaction or event which results in the reduction in shareholder’s equity (or partnership capital, net worth or similar equivalent term) of the Applicant or any Guarantor of 50% or more (measured against such equity as of the date hereof; (C) an acquisition, directly or indirectly, of the power to direct or cause the direction of the management or policies of Applicant (or any Guarantor), whether by means of contract, voting power or otherwise (it being understood and agreed that neither the ownership nor acquisition of shares of the capital stock of Cubic Corporation by, nor the transfer of shares of the capital stock of Cubic Corporation between, Walter J. Zable, his spouse, his children, his grandchildren and/or any trust of which Walter J. Zable is the settlor, shall constitute an Event of Default), or (D) the merger or consolidation of Applicant or any Guarantor pursuant to which Applicant or such Guarantor is not the surviving company.

(b) Upon the occurrence and continuance of an Event of Default, all of the Obligations shall be immediately due and payable without notice or demand (whether or not a drawing or claim had in fact been made or paid) and Bank may, in addition to all other rights and remedies it may have at law or in equity, (i) exercise any remedies of a secured party under applicable law, including under the Code, (ii) charge, debit and/or set-off against any general or special account of Applicant maintained at any office of Bank (whether matured or unmatured) for the amount of the Obligations, (iii) amend or terminate, or transfer drawing rights or cure one or more discrepancies under, any Credit, and/or (iv) make payment in satisfaction of the Obligations or hold all amounts, proceeds and Collateral as security for each Credit.  Upon the occurrence and continuance of an Event of Default, Applicant shall assemble all Collateral and make it available to Bank at a place designated by Bank which is reasonably convenient to Bank and Applicant, and Bank shall be authorized to liquidate or sell immediately, without demand for payment, advertisement or notice to Applicant, all of which are hereby expressly waived (except such notice as is required by applicable law and cannot be waived, in which event such notice shall be deemed proper if mailed at least five Business Days before disposition or other action) any and all Collateral (whether received pursuant to paragraph 6(c) hereof or otherwise) at private sale or at public auction or at brokers’ board or upon any exchange or otherwise, at Bank’s option, in such parcels and at such time and at such place and at such price and upon such terms and conditions as Bank may deem proper, and to apply the net proceeds of such sale or sales, together with any balance of deposits and any sums credited by or due from Bank to Applicant in general account or otherwise, to the payment of any and all of the Obligations, all without prejudice to the rights of Bank against Applicant with respect to any and all amounts which may be or remain unpaid and if any such sale be at broker’s board or public auction or upon any exchange Bank may itself be a purchaser at such sale, free from any right of redemption, which Applicant hereby expressly waives and releases.

8.  Continuing Rights and Obligations.  Bank’s rights and liens hereunder shall continue unimpaired, and Applicant shall be and remain obligated in accordance with the terms and provisions hereof, notwithstanding the release and/or substitution of any Property which may be held as security hereunder at any time, or of any rights or interest therein. Applicant waives any defense whatsoever which might constitute a defense available to, or discharge of, a surety or a guarantor.  If more than one Person signs this Agreement or an Application hereunder, each of them shall be jointly and severally liable hereunder and thereunder and all the terms and provisions regarding liabilities, obligations and Property of such Persons shall apply to any liabilities, obligations and Property of any and all of them.

9.  Electronic Transmissions.  Bank is authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Credit or the Application which are sent to Bank by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant.  Bank may, but shall not be obligated to, require authentication of such electronic transmission or that Bank receives original documents prior to acting on such electronic transmission.  If it is a condition of the Credit that payment may be made upon receipt by Bank of an electronic transmission advising negotiation, Applicant hereby agrees to reimburse Bank on demand for the amount indicated in such electronic transmission advice, and further agrees to hold Bank harmless if the documents fail to arrive, or if, upon the arrival of the documents, Bank should determine that the documents do not comply with the terms and conditions of the Credit.

10.  Jurisdiction; Waiver of Jury Trial.  (a) Applicant submits to the nonexclusive jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York, State of New York, for itself and its Property and agrees that any such court shall be a proper forum for any action or suit brought by Bank.  Service of process in any legal action or proceeding arising out of or in connection with this Agreement, any Instruction or any Credit may be made upon Applicant by mailing a copy of the summons to Applicant either at the address set forth in the applicable Application or at Applicant’s last address appearing in Bank’s records. In addition, if Applicant is organized or incorporated in a jurisdiction outside the United States of America, Applicant designates the CT Corporation located at 111 8th Avenue, New York, New York 10011 as the true and lawful agent and attorney-in-fact of Applicant for receipt of the summons, writs and notices in connection with any such action or suit.

(b) No legal action or proceeding arising out of or in connection with this Agreement, any Instruction or any Credit may be brought by Applicant against Bank (i) except in a state or federal court located in the Borough of Manhattan, City of New York, State of New York and (ii) unless commenced within one (1) year after (X) the expiration date of the applicable Credit or (Y) the alleged breach shall have purportedly occurred, whichever is earlier.

(c) APPLICANT WAIVES (I) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING IN WHICH BANK AND APPLICANT ARE PARTIES (WHETHER OR NOT THE ONLY PARTIES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUCTION OR ANY CREDIT AND (II) THE RIGHT TO INTERPOSE ANY CLAIM, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.

11.  Applicable Law; Severability. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.  The UCP and the ISP, as in effect on the date of this Agreement,  are incorporated by reference into this Agreement and are evidence of Standard Letter of Credit Practice with respect to matters covered therein provided, however, that to the extent permitted by applicable law, this Agreement shall prevail in case of a conflict between this Agreement, the Uniform Commercial Code (the “Code”), and/or Standard Letter of Credit Practice and the UCP shall prevail in case of conflict between the UCP and the Code or other Standard Letter of Credit Practice, if the Credit is governed by the UCP and the ISP shall prevail in case of a conflict between the ISP and the Code and other Standard Letter of Credit Practice if the Credit is a standby Credit governed by the ISP. Any provisions of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, Applicant hereby waives any provision of law, which prohibits or renders unenforceable any provision of this Agreement.

12.  No Third Party Benefits; Successor; Assignment; Integration; Delivery by Facsimile; Notices.  This Agreement shall be binding upon and inure to the benefit of Bank and Applicant and their respective successors and permitted assigns. This Agreement shall not confer any right or benefit upon any Person other than the parties to this Agreement, the Indemnified Persons and their respective successors and permitted assigns.  Bank may, in compliance with applicable laws, assign or sell participations in all or any part of any Credit or this Agreement to another entity and Bank may disseminate credit information relating to the Applicant in connection with any proposed participation.  Applicant agrees to amend this Agreement and/or the Charge over Cash Deposit (as defined in paragraph 6(b)) in a manner that Bank deems reasonably necessary or desirable (under New York law, English law, or otherwise) in connection with any assignment or participation of all or any portion of Bank’s interest under this Agreement.  Applicant may not assign this Agreement without the prior written consent of Bank.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. Notices to Bank shall be sent to the address of Bank as set forth on the Credit and shall be delivered by hand, overnight courier or certified mail, return receipt requested. Notices to Applicant shall be sent to the address set forth below the signature line hereto.  THIS AGREEMENT CONSTITUTES THE ENTIRE CONTRACT AND FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  Notwithstanding anything to the contrary contained herein, in the event that any term or provision of this Agreement conflicts with or is inconsistent with the Charge over Cash Deposit as it relates to the Charged Property

(as defined in the Charge over Cash Deposit), then the terms and provisions of the Charge over Cash Deposit shall prevail and govern with respect thereto.

13.  Continuing Agreement. This Agreement is a continuing agreement and may not be terminated by Applicant except upon (i) thirty (30) days’ prior written notice of such termination by Applicant to Bank at the address of Bank set forth on the most recent Credit issued hereunder, (ii) payment of all Obligations and (iii) the expiration or cancellation of all Credits issued hereunder.  Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, the Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.

14.   Survival.  The provisions of Sections 2, 4, 6, 10, 11 and 13 shall survive and remain in full force and effect regardless of the consummation of any transactions contemplated hereby, the reimbursement or repayment of any drawings or Obligations, the expiration or termination of the Credits or the termination of this Agreement or any provision hereof.

15.  Limitation of Interest and Other Charges.  Applicant and Bank intend to conform strictly to the applicable usury laws, if any, now or hereafter in force with respect to this Agreement.  To such end: the aggregate of all interest and other charges constituting interest under such applicable usury laws and contracted for, chargeable or receivable under this Agreement shall never exceed the maximum amount of interest, nor produce a rate in excess of the maximum contract rate of interest, that Bank is authorized to charge Applicant under such applicable usury laws.

16.  [Reserved]

17.  IN THE EVENT STANDBY CREDIT(S) ARE ISSUED UNDER THIS AGREEMENT, THE FOLLOWING TERMS AND PROVISIONS SHALL APPLY:

Installments.  If the Credit is issued subject to UCP 500 or 600, unless otherwise agreed, in the event that any installment of the Credit is not drawn within the period allowed for that installment, the Credit may continue to be available for any subsequent installments in the sole discretion of the Bank, notwithstanding Article 41 of UCP 500 or Article 32 of UCP 600.

Auto Extend Notice.  If the Credit provides for automatic extension without amendment, Applicant agrees that it will notify Bank in writing at least sixty (60) days prior to the last day specified in the Credit by which Bank must give notice of nonextension as to whether or not it wishes the Credit to be extended. Any decision to extend or not extend the Credit shall be in Bank’s sole discretion and judgment. Applicant hereby acknowledges that in the event Bank notifies the beneficiary of the Credit that it has elected not to extend the Credit and the beneficiary draws on the Credit after receiving the notice of non-extension, Applicant acknowledges and agrees that Applicant shall have no claim or cause of action against Bank or defense against payment under the agreement for Bank’s discretionary decision to extend or not extend the Credit.

Pending Expiry Notice.  If a Credit’s terms and conditions provide that Bank give beneficiary a notice of pending expiration, Applicant agrees that it will notify Bank in writing at least sixty (60) days prior to the last day specified in the Credit by which Bank must give such notice of the pending expiration date. In the event Applicant fails to so notify Bank and the Credit is extended, Applicant’s Obligations under this Agreement shall continue in effect and be binding on Applicant with regard to the Credit as so extended.

[Signature page follows]

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH HEREIN, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

Cubic Corporation
(Applicant/Obligor)

/s/ William W. Boyle	/s/ Gregory L. Tanner
(Authorized Signature)
William W. Boyle	Gregory L. Tanner
Senior Vice President	Treasurer
(Title) and Chief Financial Officer

858-505-2342	858-505-2891
(Phone)

858-505-1559	858-505-1559
(Fax)

January 12, 2012	January 12, 2012
(Date)

AGREED AND ACCEPTED:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ling Li
Name:	LING LI
Title:	Vice President
Date:	1/12/12

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:

AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTIES NAMED AS ACCOUNT PARTIES

To:  THE ISSUER OF THE CREDIT

We join in the above Agreement, naming us as Account Party, for the issuance of any applicable Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Agreement and such Credit, and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Agreement and all obligations of the Applicant thereunder as if we were a party thereto.  The Applicant is authorized to assign or transfer to you all or any part of any security held by the Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under this Agreement against us or our Property in accordance with the terms hereof.

Cubic Defence New Zealand, Ltd.	Cubic Transportation Systems, Australia PTY Ltd.
(Account Party)	(Account Party)

/s/ Gregory L. Tanner	/s/ William W. Boyle
Gregory L. Tanner	William W. Boyle

Director
Treasurer	(Title)

858-505-2981	858-505-2342

858-505-1559	858-505-1559

January 12, 2012	January 12, 2012

Cubic Transportation Systems, Inc.	Cubic Defense Applications, Inc.
(Account Party)	(Account Party)

/s/ Gregory L. Tanner	/s/ Gregory L. Tanner
Gregory L. Tanner	Gregory L. Tanner

Treasurer	Treasurer and Assistant Secretary

858-505-2981	858-505-2981

858-505-1559	858-505-1559

January 12, 2012	January 12, 2012

Cubic Simulation Systems, Inc.	Cubic Applications, Inc.
(Account Party)	(Account Party)

/s/ Gregory L. Tanner	/s/ Gregory L. Tanner
Gregory L. Tanner	Gregory L. Tanner

Treasurer and Assistant Secretary	Treasurer and Assistant Secretary

858-505-2981	858-505-2342

858-505-1559	858-505-1559

January 12, 2012	January 12, 2012

Cubic Transportation Systems, (India) Private Limited
(Account Party)

/s/ Gregory L. Tanner
Gregory L. Tanner

Director

858-505-2981

858-505-1559

January 12, 2012

Appendix A

To the Continuing Agreement for Standby Letters of Credit

(To be completed by Account Party/Applicant/Correspondent Bank)

This Appendix will remain in effect until further notice in writing is received by the JPMorgan Chase Bank, N.A. from the Account Party/Applicant/Correspondent Bank.  Changes to this Appendix require a new Appendix A to be executed and delivered to JPMorgan Chase Bank, N.A.

A) In the event JPMorgan Chase Bank, N.A. issues or amends a Standby Letter of Credit (“Credit”), any one of the following individual(s) shall be authorized to sign on the behalf of:

Cubic Corporation
(Print Name of Account Party/Applicant/Correspondent Bank)

William W. Boyle	SVP & CFO	/s/ William W. Boyle	January 12, 2012
(Printed Name)	(Title)	(Authorized Signature)	(Date)

John D. Thomas	VP Finance/Corp Dev	/s/ John D. Thomas	January 12, 2012
(Printed Name)	(Title)	(Authorized Signature)	(Date)

Gregory L. Tanner	Treasurer	/s/ Gregory L. Tanner	January 12, 2012
(Printed Name)	(Title)	(Authorized Signature)	(Date)

B) In regards to any “Credit”, JPMorgan Chase Bank, N.A. may accept and rely on instructions including without limitation, (a) waiving of discrepancies, (b) mailings/returning shipping documents, (c) changing Credit terms and conditions prior to issuance, and amendments to Credits which do not extend, increase or change the tenor of the draft(s) transmitted by the following authorized representatives of:

Cubic Corporation
(Print Name of Account Party/Applicant/Correspondent Bank)

William W. Boyle	SVP & CFO	/s/ William W. Boyle	January 12, 2012
(Printed Name)	(Title)	(Authorized Signature)	(Date)

John D. Thomas	VP Finance/Corp Dev	/s/ John D. Thomas	January 12, 2012
(Printed Name)	(Title)	(Authorized Signature)	(Date)

Gregory L. Tanner	Treasurer	/s/ Gregory L. Tanner	January 12, 2012
(Printed Name)	(Title)	(Authorized Signature)	(Date)

C) Signature Verification (To be completed by “Bank”):

The above individual(s) is/are authorized to execute and sign applications, amendments and instructions on behalf of the Account Party/Applicant/Correspondent Bank.

(Print Relationship Manager “RM” Name)	(“RM” Title)	(“RM” Authorized Signature)	(Date)